Exhibit 5.1

Eric Blanchard

T: +1 617 937 2445

eblanchard@cooley.com

October 8, 2026

Calm Seas Acquisition Corp.

4785 Caughlin

Parkway Reno, NV 89519

Ladies and Gentlemen:

We have acted as counsel to Calm Seas Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of (a) up to 23,500,000 units (including up to 3,000,000 units that may be sold pursuant to the exercise of an option granted to the underwriters to purchase additional units, the “Units”) of the Company, each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Common Share”), and one-third of one warrant of the Company (each whole warrant, a “Warrant”); each Warrant entitling the holder thereof to purchase one Common Share, and (b) Common Shares and Warrants to be issued as part of the Units, all as specified in the Registration Statement. The Units are to be represented by Unit Certificates, and the Warrants are to be represented by Warrant Certificates, each as described below.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus; (b) the form of Unit Certificate filed as Exhibit 4.1 to the Registration Statement (the “Unit Certificate”); (c) the form of Warrant Certificate filed as Exhibit 4.3 to the Registration Statement (the “Warrant Certificate”); (d) the form of warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, filed as Exhibit 4.4 to the Registration Statement; and (e) such other records, opinions, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Units will be sold by the Company at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is organized under the laws of the Cayman Islands and that our opinion is limited to the laws stated in the first sentence of this paragraph. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Units and the Warrants and perform its obligations thereunder, the due authorization of the Units and the Warrants by the Company, and the due authorization of the Common Shares of the Company underlying the Units and the Warrants. We have also assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of such matters that would impact our conclusions with respect thereto.

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736

t: +1 617 937 2300 f: +1 617 937 2400 cooley.com

Calm Seas Acquisition Corp.

October 8, 2026

Page Two

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Units or the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Units or the Warrants, (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (f) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (g) restricts non-written modifications and waivers, (h) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (i) relates to exclusivity, election or accumulation of rights or remedies, (j) authorizes or validates conclusive or discretionary determinations, (k) provides for arbitration or (l) provides that provisions of the Units or the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Units or the Warrants.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Units, when executed and delivered by the Company against payment therefor as set forth in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

2. The Warrants included in the Units, when the Units have been executed and delivered by the Company against payment therefor as set forth in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736

t: +1 617 937 2300 f: +1 617 937 2400 cooley.com

Calm Seas Acquisition Corp.

October 8, 2026

Page Three

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736

t: +1 617 937 2300 f: +1 617 937 2400 cooley.com